Exhibit 16.1

Rosenberg Rich Baker Berman & Company
265 Davidson Avenue, Suite 210
Somerset, NJ 08873

November 28, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  United Health Products, Inc.

To Whom It May Concern:

We have read the statements that we understand United Health Products, Inc. will include under Item 4.01 of its Form 8-K regarding the change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Rosenberg Rich Baker Berman & Company